Exhibit 99.1

Alteryx Announces Second Quarter 2023 Financial Results

Annualized Recurring Revenue up 22% Year-Over-Year to $890 million
IRVINE, Calif. – August 7, 2023 – Alteryx, Inc. (NYSE: AYX), the Analytics Automation company, today announced financial results for its second quarter ended June 30, 2023.

“Customers are demonstrating a strong commitment to Alteryx as they face an increasingly dynamic macro environment, as evidenced by robust and consistent gross retention and renewal rates in Q2,” said Mark Anderson, CEO of Alteryx, Inc. “As we look to the second half of 2023, we are reinforcing our commitment to improving profitability, while also sustaining a high pace of platform innovation with Alteryx AiDIN, our generative AI and machine learning technologies, as well as cloud-connected technologies.”
Second Quarter 2023 Financial Highlights
•Revenue: Revenue for the second quarter of 2023 was $188 million, an increase of 4%, compared to revenue of $181 million in the second quarter of 2022.
•Gross Profit: GAAP gross profit for the second quarter of 2023 was $155 million, or a GAAP gross margin of 82%, compared to GAAP gross profit of $151 million, or a GAAP gross margin of 84%, in the second quarter of 2022. Non-GAAP gross profit for the second quarter of 2023 was $164 million, or a non-GAAP gross margin of 87%, compared to non-GAAP gross profit of $159 million, or a non-GAAP gross margin of 88%, in the second quarter of 2022.
•Loss from Operations: GAAP loss from operations for the second quarter of 2023 was $(116) million, compared to GAAP loss from operations of $(95) million for the second quarter of 2022. Non-GAAP loss from operations for the second quarter of 2023 was $(30) million, compared to non-GAAP loss from operations of $(30) million for the second quarter of 2022.
•Net Loss: GAAP net loss attributable to common stockholders for the second quarter of 2023 was $(120) million, compared to GAAP net loss attributable to common stockholders of $(107) million for the second quarter of 2022. GAAP net loss per diluted share for the second quarter of 2023 was $(1.70), based on 70.7 million GAAP weighted-average diluted shares outstanding, compared to GAAP net loss per diluted share of $(1.56), based on 68.3 million GAAP weighted-average diluted shares outstanding for the second quarter of 2022.
Non-GAAP net loss and non-GAAP net loss per diluted share for the second quarter of 2023 were $(26) million and $(0.37), respectively, compared to non-GAAP net loss of $(32) million and non-GAAP net loss per diluted share of $(0.46) for the second quarter of 2022. Non-GAAP net loss per diluted share for the second quarter of 2023 was based on 70.7 million non-GAAP weighted-average diluted shares outstanding, compared to 68.3 million non-GAAP weighted-average diluted shares outstanding for the second quarter of 2022.
•Balance Sheet and Cash Flow: As of June 30, 2023, we had cash, cash equivalents, and short-term and long-term investments of $748 million, compared to $432 million as of December 31, 2022. This reflects a $441 million cash inflow primarily related to the issuance of our 8.75% senior notes due 2028, net of debt issuance costs paid as of June 30, 2023, partially offset by an $85 million cash outflow related to principal payments on our 0.5% convertible senior notes due 2023 in settlement of conversions and payments at maturity. Cash provided by operating activities for the first six months of 2023 was $7 million, compared to cash used in operating activities of $(55) million for the first six months of 2022.
A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures and Operating Measures.”
Beginning with the quarter ended June 30, 2023, management elected to change the presentation of our financial statements and accompanying footnote disclosures from thousands to millions. The change in presentation had no material impact on previously reported financial information, but certain amounts reported for prior periods may differ by insignificant amounts due to the nature of rounding relative to the change in presentation. In addition, historical percentages and per share amounts presented may not add to their respective totals or recalculate due to rounding.

Second Quarter 2023 and Recent Business Highlights
•Ended the second quarter of 2023 with $890 million in ARR, an increase of 22% year-over-year.
•Achieved a dollar-based net expansion rate (ARR-based) of 120% for the second quarter of 2023.
•Achieved Google Cloud Ready - AlloyDB Designation, a new designation of Google Cloud technology partners that provide solutions that integrate with AlloyDB.
•Announced expanded cloud-connected platform experiences for Alteryx Designer with the Alteryx Analytics Cloud Platform, as well as new, cloud-based Alteryx Location Intelligence capabilities.
•Announced Alteryx AiDIN, an artificial intelligence (AI), machine learning, and generative AI engine that operates across the Alteryx Analytics Cloud Platform to accelerate efficiency and productivity.
•Launched the Alteryx Maveryx Community, allowing customers, community members, and employees to share the maverick's mindset of exploring the unknown and not settling for the status quo.
•Launched new integrations with Databricks to leverage the power of Alteryx Analytics Cloud with the Databricks Lakehouse Platform.
•Launched automated decision intelligence capabilities on the Snowflake Data Cloud, giving joint customers new ways to enable analytic insights through our Partner Connect Integration for Designer Cloud.
•Announced a private preview of Snowflake Execution for Desktop, which can run securely in the Snowflake Data Cloud with Snowpark Container Services.
•Announced decision intelligence and intelligent automation capabilities on Amazon Web Services designed to empower chief financial officers and finance leaders to embrace cloud and data analytics.
Workforce Management
During the second quarter of 2023, we announced a workforce reduction plan, or the Workforce Reduction Plan, intended to reduce operating costs, improve operating margins, and continue advancing our ongoing commitment to profitable growth, primarily impacting our sales and marketing and general and administrative organizations. In connection with the Workforce Reduction Plan, during the second quarter, we incurred $12 million in charges related to the statutory notice period and severance payments, employee benefits, and job placement services. As of June 30, 2023, we have made $8 million of payments, and have $4 million remaining and included in accrued payroll and payroll related liabilities in the condensed consolidated balance sheets. We expect the Workforce Reduction Plan to be substantially completed by the end of the third quarter of 2023.
Financial Outlook
We provide the financial guidance below based on current market conditions and expectations. Our guidance is subject to various important cautionary factors described below. Based on information available as of August 7, 2023, guidance for the third quarter of 2023 and full year 2023 is as follows:

•Third Quarter 2023 Guidance:
◦Revenue is expected to be in the range of $208 million to $212 million, representing year-over-year decline of (4)% to (2)%.
◦ARR is expected to be in the range of $901 million to $905 million, representing year-over-year growth of 19%.
◦Non-GAAP income from operations is expected to be in the range of $2 million to $6 million.
◦Non-GAAP net loss per share is expected to be in the range of $(0.08) to $(0.04) based on approximately 71.4 million non-GAAP weighted-average basic and diluted shares outstanding.

•Full Year 2023 Guidance:
◦Revenue is expected to be in the range of $930 million to $940 million, representing year-over-year growth of 9% to 10%.
◦ARR is expected to be in the range of $930 million to $940 million, representing year-over-year growth of 12% to 13%.
◦Non-GAAP income from operations is expected to be in the range of $70 million to $80 million.
◦Non-GAAP net income per share is expected to be in the range of $0.62 to $0.72 based on approximately 76.7 million non-GAAP weighted-average diluted shares outstanding, and an effective tax rate of 20%.

The financial outlook above for non-GAAP income from operations and non-GAAP net income (loss) per share excludes estimates for stock-based compensation and related payroll tax expense and acquisition-related adjustments. A reconciliation of the non-GAAP financial guidance measures to corresponding GAAP measures is not available on a forward-looking basis primarily because of the uncertainty regarding, and the potential variability of, stock-based compensation and related payroll tax expense and acquisition-related adjustments. In particular, stock-based compensation and related payroll tax expense is impacted by our future hiring and retention needs, as well as the future fair market value of our Class A common stock, all of which is not within our control, is difficult to predict, and is subject to constant change. The actual amount of these expenses during 2023 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of the non-GAAP financial guidance measures to the corresponding GAAP measures is not available without unreasonable effort.
Quarterly Conference Call
Alteryx will host a conference call today at 5:00 p.m. Eastern Time to discuss the company’s financial results and financial guidance. To access this call, dial 877-407-9716 (domestic) or 201-493-6779 (international). A live webcast of this conference call will be available on the “Investors” page of the company’s website at https://investor.alteryx.com.
Following the conference call, a telephone replay will be available through August 14, 2023, at 844-512-2921 (domestic) or 412-317-6671 (international). The replay passcode is 13739747. An archived webcast of this conference call will also be available on the “Investors” page of the company’s website at https://investor.alteryx.com.
Non-GAAP Financial Measures and Operating Measures
Non-GAAP Financial Measures. To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP gross profit, non-GAAP gross margin, non-GAAP income (loss) from operations, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per diluted share, and non-GAAP weighted-average diluted shares outstanding. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP.
We use non-GAAP measures to internally evaluate and analyze financial results. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures. We exclude the following items from one or more of our non-GAAP financial measures:
Stock-based compensation expense. We exclude stock-based compensation expense, which is a non-cash expense, from certain of our non-GAAP financial measures because we believe that excluding this item provides meaningful supplemental information regarding operational performance. In particular, companies calculate stock-based compensation expense using a variety of valuation methodologies and subjective assumptions.
Payroll tax expense related to stock-based compensation. We exclude employer payroll tax expense related to stock-based compensation to present the full effect that excluding stock-based compensation expense has on operating results. These expenses are tied to the exercise or vesting of underlying equity awards and the price of our common stock at the time of vesting or exercise, which may vary from period to period independent of the operating performance of the business.
Acquisition-related adjustments. We exclude amortization of intangible assets, which is non-cash and related to business combinations, from certain of our non-GAAP financial measures. In addition, we exclude acquisition and integration expenses, such as transaction costs and costs associated with the applicable retention, restructuring and successful integration of operational activities of the acquired company, as they are related to a business combination and have no direct correlation to the operation of our business.
Impairment of long-lived assets. We exclude non-cash charges for impairment of long-lived assets from certain of our non-GAAP financial measures. Impairment charges can vary significantly in terms of amount and timing, and we do not consider these charges indicative of our current or past operating performance.

Cost optimization charges. We exclude other cost optimization charges, which primarily include compensation costs for the impacted workforce and additional non-impairment office exit costs. Although office exits are non-recurring in nature, certain costs associated with the exits will be incurred in future periods. We exclude cost optimization charges as they do not contribute to a meaningful evaluation of our current or past operating performance.
Income tax adjustments. We utilize a fixed annual projected long-term non-GAAP tax rate in order to provide better consistency across reporting periods by eliminating the effects of items such as changes in the tax valuation allowance, excess tax benefits associated with stock options, and tax effects of acquisition-related costs, since each of these can vary in size and frequency. When projecting this rate, we exclude the direct impact of the following non-cash items: stock-based compensation expenses, amortization and impairment of purchased intangibles, and the amortization of debt discount and issuance costs. The projected rate also assumes no new acquisitions, and considers other factors including our expected tax structure, our tax positions in various jurisdictions and key legislation in major jurisdictions where we operate. We used a projected non-GAAP tax rate of 20% for both 2023 and 2022. The non-GAAP tax rate could be subject to change for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix including due to acquisition activity, or other changes to our strategy or business operations. We will re-evaluate our long-term rate as appropriate.
Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, we exclude stock-based compensation and related payroll tax expense and amortization of intangible assets which are recurring and will be reflected in our financial results for the foreseeable future. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures.
Annualized Recurring Revenue (ARR). Annualized recurring revenue, or ARR, represents the annualized recurring value of all active subscription contracts at the end of a reporting period, and excludes the value of non-recurring revenue streams that are recognized at a point in time, such as certain professional services. We use ARR as one of our operating measures to assess the health and trajectory of our business. ARR is a performance metric and should be viewed independently of revenue and deferred revenue, and is not intended to be a substitute for, or combined with, any of these items. Both multi-year contracts and contracts with terms less than one year are annualized by dividing the total committed contract value by the number of months in the subscription term and then multiplying by twelve. Annualizing contracts with terms less than one year results in amounts being included in our ARR calculation that are in excess of the total contract value for those contracts at the end of the reporting period.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the federal securities laws that involve risks and uncertainties, including statements regarding our expectations with respect to annualized recurring revenue, guidance for the third quarter and the full year 2023, and assumptions related to the foregoing; macroeconomic conditions and related impacts, including the impact to our competitive landscape, sales cycle, and contract duration; our workforce reduction plans and related impacts; our ability to execute our long-term growth, go-to-market, operations, and product strategies, including with respect to our cloud and AI offerings; our ability to achieve and improve profitability and cash flow; the anticipated value, customer acceptance, and continued innovation and availability of our products and services; the success of our sales activities; our non-GAAP tax rate for 2023; demand for data analytics products and our expectations regarding customer purchasing behavior; and other future events. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including, but not limited to: our history of losses; volatile and significantly weakened global economic conditions; our ability to develop, release, and gain market acceptance of product and service enhancements and new products and services to respond to rapid technological change in a timely and cost-effective manner; our dependence on our software platform for substantially all of our revenue; our ability to manage our growth and the investments made to grow our business effectively; our ability to develop a successful business model to sell products and services acquired or to integrate such products or services into our existing products and services; our ability to attract new customers and retain and expand sales to existing customers; our ability to establish and maintain successful relationships with our channel partners; intense and increasing competition in our market; the rate of growth in the market for analytics products and services; our dependence on technology and data licensed to us by third parties; risks associated with our international operations; our ability to develop, maintain, and enhance our brand and reputation cost-effectively; litigation and related costs; security breaches; the success of our AI initiatives; our indebtedness and risks related to our outstanding notes; and other general market, political, economic, and business conditions, including, but not limited to, impacts related to weakened global economic conditions, the ongoing conflict in Ukraine, inflationary pressures, rising interest rates, and disruptions in access to bank deposits or lending commitments due to bank failures. Additionally, these forward-looking statements, particularly our guidance, involve risk, uncertainties and assumptions, many of which relate to matters that are beyond our control and changing rapidly.
Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” in our filings with the U.S. Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, which are available on the “Investors” page of our website at https://investor.alteryx.com and on the SEC website at http://www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023. All forward-looking statements contained herein are based on information available to us as of the date hereof and we do not assume any obligation to update these statements as a result of new information or future events.
About Alteryx, Inc.
Alteryx (NYSE: AYX) powers analytics for all by providing our leading Analytics Automation Platform. With Alteryx, enterprises can make intelligent decisions across their organizations with automated, AI-driven insights. More than 8,000 customers globally rely on Alteryx to democratize analytics across use cases and deliver high-impact business outcomes. To learn more, visit http://www.alteryx.com.
Alteryx is a registered trademark of Alteryx, Inc. All other product and brand names may be trademarks or registered trademarks of their respective owners.
Media Contact
Alteryx, Inc.
Ana Gabriel
pr@alteryx.com

Investor Contact
Alteryx, Inc.
Ryan Goodman
ir@alteryx.com

Alteryx, Inc.
Condensed Consolidated Statements of Operations
(in millions, shares in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue:
Subscription-based software license	$76	$81	$167	$144
PCS and services	112	100	220	195
Total revenue	188	181	387	339
Cost of revenue:
Subscription-based software license	2	3	4	5
PCS and services	31	27	59	49
Total cost of revenue	33	30	63	54
Gross profit	155	151	324	285
Operating expenses:
Research and development	57	57	116	107
Sales and marketing	162	133	313	249
General and administrative	50	56	97	116
Impairment of long-lived assets	2	—	2	8
Total operating expenses	271	246	528	480
Loss from operations	(116)	(95)	(204)	(195)
Interest expense	(13)	(3)	(18)	(5)
Other income (expense), net	11	(7)	18	(9)
Loss before provision for income taxes	(118)	(105)	(204)	(209)
Provision for income taxes	2	2	5	3
Net loss	$(120)	$(107)	$(209)	$(212)
Net loss per share attributable to common stockholders, basic	$(1.70)	$(1.56)	$(2.97)	$(3.12)
Net loss per share attributable to common stockholders, diluted	$(1.70)	$(1.56)	$(2.97)	$(3.12)
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic	70,651	68,311	70,265	68,070
Weighted-average shares used to compute net loss per share attributable to common stockholders, diluted	70,651	68,311	70,265	68,070

Alteryx, Inc.
Stock-Based Compensation Expense
(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Cost of revenue	$5	$4	$8	$8
Research and development	14	15	28	26
Sales and marketing	24	19	47	34
General and administrative	21	20	38	35
Total	$64	$58	$121	$103

Alteryx, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$479	$105
Short-term investments	213	237
Accounts receivable, net	120	260
Prepaid expenses and other current assets	150	145
Total current assets	962	747
Property and equipment, net	68	69
Operating lease right-of-use assets	45	51
Long-term investments	56	90
Goodwill	398	398
Intangible assets, net	54	61
Other assets	144	141
Total assets	$1,727	$1,557
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$27	$14
Accrued payroll and payroll related liabilities	74	81
Accrued expenses and other current liabilities	66	56
Deferred revenue	201	276
Convertible senior notes, net	—	85
Total current liabilities	368	512
Long-term debt, net	1,235	793
Operating lease liabilities	54	61
Other liabilities	18	17
Total liabilities	1,675	1,383
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	716	623
Accumulated deficit	(652)	(443)
Accumulated other comprehensive loss	(12)	(6)
Total stockholders’ equity	52	174
Total liabilities and stockholders’ equity	$1,727	$1,557

Alteryx, Inc.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net loss	$(120)	$(107)	$(209)	$(212)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	10	10	19	17
Non-cash operating lease cost	3	5	6	10
Stock-based compensation	64	58	121	103
Amortization (accretion) of discounts and premiums on investments, net	(1)	—	(2)	1
Amortization of debt discount and issuance costs	1	1	2	2
Deferred income taxes	2	1	3	1
Impairment of long-lived assets	2	—	2	8
Other non-cash operating activities, net	(1)	8	(4)	13
Changes in operating assets and liabilities:
Accounts receivable	(29)	(40)	137	81
Deferred commissions	(9)	(5)	(8)	(4)
Prepaid expenses and other current assets and other assets	9	(31)	6	(41)
Accounts payable	17	18	14	20
Accrued payroll and payroll related liabilities	17	14	(6)	(12)
Accrued expenses, other current liabilities, operating lease liabilities, and other liabilities	9	1	(4)	(7)
Deferred revenue	(7)	3	(70)	(35)
Net cash provided by (used in) operating activities	(33)	(64)	7	(55)
Cash flows from investing activities:
Capitalized software development costs	(5)	(2)	(11)	(5)
Purchases of property and equipment	(1)	(6)	(2)	(13)
Cash paid in acquisitions, net of cash acquired	—	—	—	(390)
Purchases of investments	(51)	(44)	(104)	(82)
Sales and maturities of investments	72	94	157	527
Net cash provided by investing activities	15	42	40	37
Cash flows from financing activities:
Proceeds from issuance of senior notes, net of issuance costs	—	—	441	—
Principal payments on 2023 convertible senior notes	(83)	—	(85)	—
Proceeds from exercise of stock options and issuance of shares from employee stock purchase plan	—	—	9	5
Minimum tax withholding paid on behalf of employees for restricted stock units	(13)	(12)	(40)	(26)
Net cash provided by (used in) financing activities	(96)	(12)	325	(21)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(1)	—	(2)
Net increase (decrease) in cash, cash equivalents and restricted cash	(114)	(35)	372	(41)
Cash, cash equivalents and restricted cash—beginning of period	596	149	110	155
Cash, cash equivalents and restricted cash—end of period	$482	$114	$482	$114

Alteryx, Inc.
Reconciliation of GAAP Measures to Non-GAAP Measures
(in millions, shares in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Reconciliation of non-GAAP gross profit:
GAAP gross profit	$155	$151	$324	$285
GAAP gross margin	82%	84%	84%	84%
Add back:
Stock-based compensation and related payroll tax expense	5	4	8	8
Amortization of intangible assets	3	4	6	6
Cost optimization charges	1	—	2	—
Non-GAAP gross profit	$164	$159	$340	$299
Non-GAAP gross margin	87%	88%	88%	88%
Reconciliation of non-GAAP loss from operations:
GAAP loss from operations	$(116)	$(95)	$(204)	$(195)
GAAP operating margin	(62)%	(53)%	(53)%	(58)%
Add back:
Stock-based compensation and related payroll tax expense	65	59	126	106
Amortization of intangible assets	3	4	7	7
Impairment of long-lived assets	2	—	2	8
Cost optimization charges	15	—	19	—
Acquisition transaction and integration costs	1	2	2	14
Non-GAAP loss from operations	$(30)	$(30)	$(48)	$(60)
Non-GAAP operating margin	(16)%	(17)%	(12)%	(18)%
Reconciliation of non-GAAP net loss:
GAAP net loss attributable to common stockholders	$(120)	$(107)	$(209)	$(212)
Add back:
Stock-based compensation and related payroll tax expense	65	59	126	106
Amortization of intangible assets	3	4	7	7
Impairment of long-lived assets	2	—	2	8
Cost optimization charges	15	—	19	—
Acquisition transaction and integration costs	1	2	2	14
Income tax adjustments	8	10	14	18
Non-GAAP net loss	$(26)	$(32)	$(39)	$(59)
Non-GAAP loss per diluted share:
Non-GAAP net loss	$(26)	$(32)	$(39)	$(59)
Weighted-average shares used to compute net loss per share attributable to common stockholders, diluted	70,651	68,311	70,265	68,070
Non-GAAP net loss per diluted share	$(0.37)	$(0.46)	$(0.56)	$(0.86)
Reconciliation of non-GAAP net loss per diluted share:
GAAP net loss per share attributable to common stockholders, diluted	$(1.70)	$(1.56)	$(2.97)	$(3.12)
Add back:
Non-GAAP adjustments to net loss per share	1.33	1.10	2.41	2.26
Non-GAAP net loss per diluted share	$(0.37)	$(0.46)	$(0.56)	$(0.86)

Alteryx, Inc.
Other Business Metrics
(unaudited)
Annualized Recurring Revenue (ARR). ARR represents the annualized recurring value of all active subscription contracts at the end of a reporting period and excludes the value of non-recurring revenue streams that are recognized at a point in time, such as certain professional services. Both multi-year contracts and contracts with terms less than one year are annualized by dividing the total committed contract value by the number of months in the subscription term and then multiplying by twelve. Annualizing contracts with terms less than one year results in amounts being included in our ARR calculation that are in excess of the total contract value for those contracts at the end of the reporting period (in millions).

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,
	2022	2022	2022	2022	2023	2023
Annualized recurring revenue	$684	$727	$758	$834	$857	$890
Dollar-Based Net Expansion Rate. Our dollar-based net expansion rate is a trailing four-quarter average of the ARR from a cohort of customers in a quarter as compared to the same quarter in the prior year. To calculate our dollar-based net expansion rate, we first identify a cohort of customers, or the Base Customers, in a particular quarter, or the Base Quarter. A customer will not be considered a Base Customer unless such customer has an active subscription on the last day of the Base Quarter. We then divide the ARR in the same quarter of the subsequent year attributable to the Base Customers, or the Comparison Quarter, including Base Customers from which we no longer derive ARR in the Comparison Quarter, by the ARR attributable to those Base Customers in the Base Quarter. Our dollar-based net expansion rate in a particular quarter is then obtained by averaging the result from that particular quarter with the corresponding result from each of the prior three quarters.
To better align our reported business metrics, beginning in the first quarter of 2023, we revised our dollar-based net expansion calculation to utilize ARR instead of annual contract value, which, if applied to prior periods presented, would have had no more than a 1% impact on any such prior period. As a result, we have not recast prior period dollar-based net expansion rates to conform to the current definition because the impact is immaterial.

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,
	2022	2022	2022	2022	2023	2023
Dollar-based net expansion rate	119%	120%	121%	121%	121%	120%

Number of Customers with ARR of $250,000 or Greater. As we have grown, and as part of our enterprise-focused sales strategy, our ability to grow our base of larger customers while increasing penetration with those customers has increasingly become a key indicator of our market expansion, the growth of our business, and our future potential business opportunities. In particular, we believe that the number of customers with ARR of $250,000 or greater at the end of a reporting period is a useful indicator of the scale of customer adoption and expansion of our platform and the success of our enterprise-focused sales strategy.

Accordingly, beginning in the three months ended June 30, 2023, we will report the number of customers with ARR of $250,000 or greater instead of our total number of customers. We define a customer at the end of any particular period as an entity with a subscription agreement that runs through the current or future period as of the measurement date. A single organization with separate subsidiaries, segments, or divisions that use our platform may represent multiple customers, and we treat each identified entity with a unique nine-digit identification number provided by Dun & Bradstreet as a single customer. In cases where customers subscribe to our platform through our channel partners, each end customer is counted separately.

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,
	2022	2022	2022	2022	2023	2023
Customers with ARR of $250,000 or greater	530	566	586	643	660	689
Remaining Performance Obligations. Remaining performance obligations represent amounts from contracts with customers allocated to unsatisfied or partially unsatisfied performance obligations that are not yet recorded in revenue in our condensed consolidated statements of operations (in millions).

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,
	2022	2022	2022	2022	2023	2023
Remaining performance obligations	$445	$495	$488	$592	$509	$502
Contract Assets. Contract assets primarily relate to unbilled amounts for contracts with customers for which the amount of revenue recognized exceeds the amount billed to the customer. Contract assets are transferred to accounts receivable when the right to invoice becomes unconditional in our condensed consolidated balance sheets (in millions).

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,
	2022	2022	2022	2022	2023	2023
Contract assets	$54	$76	$130	$131	$132	$127